News Release

Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist – 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES APPOINTS JACQUELINE WOODS
AND KEVIN BRYANT TO BOARD OF DIRECTORS
EDEN PRAIRIE, MINNESOTA, March 18, 2021 - Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today announced the appointment of Jacqueline Woods and Kevin Bryant to its Board of Directors, effective March 17, 2021.
“Winnebago Industries has been on a strong transformational path of growth and innovation and these new directors bring deep professional expertise and diverse experiences and perspectives to the Board as we continue to move forward,” said David Miles, Chairman of the Board. “We welcome Jacqueline and Kevin and look forward to the collective depth and breadth of knowledge they bring.”
Woods is the Chief Marketing & Communications Officer of NielsenIQ, an Advent International portfolio company. She is a transformational leader with deep expertise in all aspects of marketing, branding, pricing, customer insights and strategy who delivers customer-centric programs that optimize revenue and deliver topline growth. Woods will serve on the Nominating and Governance as well as Human Resources Committees of the Winnebago Industries board.
Prior to joining NielsenIQ, she was the Chief Marketing Officer, IBM Global Business Partners at IBM and held senior executive roles at Oracle Corporation, General Electric Company, Ameritech Corporation and GTE Corporation. Woods earned a bachelor’s degree in Managerial Economics from the University of California, Davis and an MBA in Marketing and Venture Management from the University of Southern California in Los Angeles, California.
Bryant brings financial, operational, business development and energy platform expertise to the Winnebago Industries board. He currently serves as the Executive Vice President and Chief Operating Officer of Evergy Inc. He was Executive Vice President and Chief Financial Officer at Great Plains Energy when the company merged with Westar Energy, creating Evergy, a more than $20 billion enterprise value entity in the S&P 500. In his current role, he has responsibility for Generation,

Transmission & Distribution, Operations Planning and Safety. Bryant will serve on the Audit and Finance Committees of the Winnebago Industries board.
Bryant also has previous experience in roles at THQ, Inc., UBS and Hallmark Cards, Inc. He earned a bachelor’s degree in Finance and Banking from the University of Missouri in Columbia, Missouri, and an MBA in Finance and Marketing from Stanford University in Palo Alto, California.
“Both Jacqueline and Kevin bring valued skills and extensive active experiences from key roles in several public companies and industries, including building inclusive, high performing teams that are market-focused,” said Michael Happe, Winnebago Industries President and Chief Executive Officer. “We look forward to their input and guidance as Winnebago Industries continues to strategically progress into a more competitive, diverse, and profitable outdoor lifestyle company.”

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, and Newmar brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.